Exhibit 10.1

Dated as of May 30, 2008

Mr. William C. Denninger

231 Roxbury Road

Stamford, CT 06902

Dear Bill:

This letter sets forth the arrangements relating to the termination of your employment with Barnes Group Inc. (the “Company”). To signify that you understand and agree to these arrangements, kindly sign this letter where indicated on the last page and return it to me on or before July 21, 2008, whereupon it will become an agreement binding upon the Company and you. This letter will be void and of no force or effect if you do not sign and return it to me on or before that date.

1.	Resignation. You hereby resign as Senior Vice President, Finance and Chief Financial Officer of the Company effective as of 12:01 AM on June 2, 2008. Effective as of that time and date, you also hereby resign from the Board of Directors of the Company (the “Board”), from any committee of the Board of which you are a member, and as an officer, director and fiduciary of, and any other position you may hold with, any of the Company’s employee benefit plans. However, as provided in paragraph 2 below, if the conditions set forth in clauses 2(a), 2(b), 2(c) and 2(d) below are satisfied, you will remain an employee of the Company until August 31, 2008. If the conditions set forth in clauses 2(a), 2(b), 2(c) and 2(d) below are not satisfied, your last day of employment by the Company will be May 31, 2008. However, you hereby agree that, in the event that your last day of employment by the Company is May 31, 2008 in accordance with the preceding sentence, your status as an officer or director of (or any similar position in) any subsidiary or affiliate of the Company of which you are an officer or director (or in which you hold any similar position) on May 31, 2008, other than your status (if any) as an employee of any such entity, will continue until such time (in no event to exceed three months) after May 31, 2008 as the Company or its designee replaces you as such an officer or director (or similar position) or, if sooner, until such time as the Company or its designee requests your resignation as such, which you agree to give promptly.

Dated as of May 30, 2008

Mr. William C. Denninger

2.	Conditions. If you (a) sign the Release of Claims which is Attachment A to this letter (the “Release”) on or after June 1, 2008 and on or before July 21, 2008 (the “First Release”), and you (b) deliver the signed First Release to me within 7 days after you sign it, and you (c) do not exercise your right to revoke the First Release within 7 days after you sign it, and you (d) sign and deliver to me the Covenant Agreement which is Attachment B to this letter (the “Covenant Agreement”) on or before July 21, 2008, then in that event your employment by the Company will not terminate until 11:59 PM on August 31, 2008, and the provisions of this letter (except paragraphs 6, 8, 9(b) and 15(b)) will apply. If you do not sign and deliver the First Release within the periods indicated in clauses (a) and (b) of the preceding sentence, or if you exercise your right to revoke the First Release within 7 days after you sign it, or if you do not sign and deliver to me the Covenant Agreement on or before July 21, 2008, then your employment by the Company will terminate effective as of 11:59 PM on May 31, 2008, the first two and last two sentences of paragraph 1 above will continue to apply, and none of the provisions of paragraphs 3 through 17 below (except paragraphs 12, 13(b), 14, 15(c) and 16(b)) will apply. Furthermore, by signing this letter, you agree that, if you do not sign and deliver the First Release within the periods indicated in clauses (a) and (b) above of this paragraph 2 or if you exercise your right to revoke the First Release within 7 days after you sign it, or if you do not sign and deliver to me the Covenant Agreement on or before July 21, 2008, then effective as of June 1, 2008 you will (and hereby do) relinquish any rights you or your contingent annuitant or other beneficiary may then have to any present or future payments under the Company’s Supplemental Senior Officer Retirement Plan as amended (the “SSORP”). If you sign and deliver the First Release within the periods indicated in clauses (a) and (b) above of this paragraph 2 and you do not exercise your right to revoke the First Release within 7 days after you sign it, but you do not sign the Covenant Agreement and deliver it to me on or before July 21, 2008, then, in addition to the consequences set forth in the two preceding sentences, you will be entitled to 12 months of severance pay under Section 4.1 of the Company’s Executive Separation Pay Plan as amended (the “Separation Pay Plan”) and you will be eligible to continue participation in certain Company benefit plans for 12 months under Section 6.1 of the Separation Pay Plan, on the terms and subject to the conditions of that Plan.

The provisions of paragraphs 6, 8, 9(b) and 15(b) of this letter will apply only if you (i) sign another facsimile of the Release on or after September 1, 2008 and on or before September 22, 2008 (the “Second Release”), and you (ii) deliver the signed Second Release to me within 7 days after you sign it, and you (iii) do not exercise your right to revoke the Second Release within 7 days after you sign it, and you (iv) signed the Covenant Agreement and delivered it to me on or before July 21, 2008. If you do not sign and deliver the Second Release within the periods indicated in clauses (i) and (ii) of the preceding sentence, or if you exercise your right to revoke the Second

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Release within 7 days after you sign it, or if you did not sign the Covenant Agreement and deliver it to me on or before July 21, 2008, none of the provisions of paragraphs 6, 8, 9(b) and 15(b) of this letter will apply. However, for the avoidance of doubt, paragraph 1 of this letter will continue to apply, as will the next sentence (if applicable). By signing this letter, you agree that, if you satisfy the conditions set forth in clauses 2(a), 2(b), 2(c) and 2(d) above but you do not sign and deliver the Second Release within the periods indicated in clauses (i) and (ii) above of this paragraph 2 or you exercise your right to revoke the Second Release within 7 days after you sign it, then, any provision of this letter, the Separation Pay Plan or the SSORP to the contrary notwithstanding, effective as of September 1, 2008 you will (and hereby do) relinquish any rights you may then have to severance pay under Section 4.1 of the Separation Pay Plan, any rights you may then have to continue participation in Company benefit plans under Section 6.1 of the Separation Pay Plan, and any rights you or your contingent annuitant or other beneficiary may then have to any present or future payments under the SSORP.

By signing this letter, you acknowledge and agree that this letter provides valuable benefits to which you are not entitled if you do not sign the First Release, and valuable additional benefits to which you are not entitled if you do not sign the Second Release. You also acknowledge and agree that the Company is providing the valuable benefits described in this letter in exchange for your signing the First and Second Releases, your not revoking them, your signing the Covenant Agreement, and your compliance with the terms of this letter and the terms of the Covenant Agreement. YOU ARE HEREBY ADVISED TO CONSULT AN ATTORNEY BEFORE SIGNING THIS LETTER, THE RELEASE OR THE COVENANT AGREEMENT.

3.

Three Months of Continued Employment. Subject to paragraph 2 above, you will continue to be employed by the Company during the three month period from June 1, 2008 through August 31, 2008. During that period, you will report to work (unless you are notified not to do so) at such reasonable location or locations as the Company may direct, you will perform those executive duties that you are assigned to perform, you will render such transition assistance to other Company personnel (including without limitation your successor as Senior Vice President, Finance and Chief Financial Officer) and other persons rendering services on behalf of the Company as the Company may request of you, and you will continue to be subject to and to abide by the Company’s Code of Business Ethics and Conduct and all other rules and policies of the Company relating to the behavior of Company employees. During that three month period, you will continue to serve as an officer or director of (or in any similar position in) any subsidiary or affiliate of the Company of which you are an officer or director (or in which you hold a similar position) on May 31, 2008, until such time as the Company or its designee replaces you as such an officer or

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Mr. William C. Denninger

director (or in that similar position) or, if sooner, until such time as the Company requests your resignation as such, which you agree to give promptly. During that three month period, however, you will not have any authority to act on behalf of the Company or any of its subsidiaries or affiliates or any of their employee benefit plans unless you are notified otherwise in writing by an officer of the Company or his or her delegate. Any provision above of this paragraph 3 to the contrary notwithstanding, in no event are you to perform services pursuant to this paragraph 3 that exceed 20 percent of the average level of services you performed over the 36-month period preceding June 1, 2008 (within the meaning of Treasury Regulation section 1.409A-1(h)(1)(ii)).

4.	Three Months of Salary Continuation. Subject to paragraph 2 above, during the three month period from June 1, 2008 through August 31, 2008 the Company will continue to pay you salary at the same rate you have been paid heretofore. The first payment will be made on the next regular pay date after May 31, 2008, i.e., on June 2, 2008. The second salary payment will be made on the first regular pay date following the Last Revocation Day, as defined in the First Release. If the first regular pay date following the Last Revocation Day is July 1, then the second salary payment will be made on that date and the third and last salary payment will be made on the next regular pay date, which is August 1, 2008. If the first regular pay date following the Last Revocation Day is August 1, then both the second and third salary payments will be made on that date. For the avoidance of doubt, the regular pay dates during the three month period from June 1, 2008 through August 31, 2008 are: June 2, July 1 and August 1, 2008, and the amount of salary you will be paid, before deductions and withholdings, is $36,666.67 per pay date. For the avoidance of doubt, the aggregate amount of salary you will be paid during the three month period from June 1 through August 31, 2008 is $110,000.01.

5.	Three Months of Salary is Three Months of Severance Pay. By signing this letter, you agree that your “Separation from Service” within the meaning of Section 409A of the Internal Revenue Code and the Treasury Regulations thereunder (“Section 409A”) will take place on June 1, 2008, rather than on September 1, 2008, and that, therefore, you will be entitled to receive severance pay and continue participation in certain Company benefit plans under the Separation Pay Plan, on the terms and subject to the conditions of that Plan, during the 12 months commencing on June 1, 2008, rather than on September 1, 2008. However, you also agree that the salary payable to you during the three month period from June 1, 2008 through August 31, 2008 pursuant to paragraph 4 of this letter will constitute the first three months of that severance pay, and that the Company’s performance of its obligations under paragraph 4 of this letter will fully satisfy and discharge the Company’s obligation to pay you the first three months of severance pay under the Separation Pay Plan.

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Dated as of May 30, 2008

Mr. William C. Denninger

6.	Nine Additional Months of Severance Pay. Subject to paragraph 2 above, the last nine months of severance pay to which you may be entitled under the Separation Pay Plan will be paid to you during the nine month period from September 1, 2008 through May 31, 2009. During that nine month period, the Company will pay you severance pay at a monthly rate equal to what was formerly your monthly rate of salary. For the avoidance of doubt, the aggregate amount of severance pay you will be paid during that nine month period, before deductions and withholdings, is $330,000.03. However, as provided in paragraph 2 above, the nine months of severance pay will be paid to you only if you sign the Second Release on or after September 1, 2008 and on or before September 22, 2008, you deliver the signed Second Release to me within 7 days after you sign it, you do not exercise your right to revoke the Second Release within 7 days after you sign it, and you signed the Covenant Agreement and delivered it to me on or before July 21, 2008. The first installment of this severance pay will be paid on the first regular pay date following the Last Revocation Day, as defined in the Second Release, i.e., on October 1, 2008. The first installment will consist of the severance payment for the September 1 pay date plus the severance payment for the October 1 pay date. The balance of the severance payments will be paid on regular pay dates after the October 1 pay date, until May 31, 2009. The regular pay dates during the nine month period from September 1, 2008 through May 31, 2009 are: September 1, October 1, November 3, December 1, January 5, February 2, March 2, April 1 and May 1, 2009. The amount of severance pay you will be paid, before deductions and withholdings, is $36,666.67 per pay date. By signing this letter agreement, you acknowledge and agree that (a) the Company’s performance of its obligations under paragraph 4 above and this paragraph 6 will fully satisfy and discharge the Company’s obligation to pay you severance pay under Section 4.1 of the Separation Pay Plan, and that (b) you are not entitled to any severance pay under any other plan or arrangement of the Company, its subsidiaries or affiliates.

7.	Three Months of Employee Benefits and Fringe Benefits.

(a)

Subject to paragraph 2 above, during the three month period from June 1 through August 31, 2008, inclusive, you will continue to be eligible to participate in the employee welfare benefit plans and fringe benefit plans of the Company in which you were eligible to participate immediately prior to the effective time of your resignation as Senior Vice President, Finance and Chief Financial Officer, including without limitation the Senior Executive Enhanced Life Insurance Program as amended (the “SEELIP”), subject in all events to the terms and conditions of those plans. You are required to continue making any premium and/or other employee contributions required by those benefit plans in order to maintain coverage during such period. Fringe benefit plans in which you will continue to be eligible to participate during this three month period include the

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Company policies relating to Company cars, cell phones, club memberships, executive physicals and financial planning. Any expenses incurred during that three month period that are reimbursable pursuant to the aforementioned fringe benefit plans must be submitted to the Company for reimbursement during 2008, and will be reimbursed no later than March 15, 2009. Directors and officers liability insurance coverage and indemnification are addressed by paragraph 19 below.

(b)	Notwithstanding paragraph 7(a) above, during the three month period from June 1 through August 31, 2008 and thereafter, (i) you will not participate in the Separation Pay Plan or in any other severance pay plan or arrangement of the Company or any of its subsidiaries or affiliates, including without limitation the Change in Control Severance Agreement between the Company and you dated March 31, 2000 (the “CIC Agreement”), which you acknowledge and agree will become null and void and of no further force or effect upon your Separation from Service, because it does not apply if a Separation from Service occurs before a Change in Control (as defined in the CIC Agreement), and (ii) you will not accrue vacation days. In addition, any provision (other than the next sentence) of this letter, the SSORP or the Supplemental Executive Retirement Plan as amended (the “SERP”) to the contrary notwithstanding, during the three month period from June 1 through August 31, 2008 and thereafter, you will not accrue any additional benefits or earn any additional service credit under any defined benefit pension plan, including without limitation the SSORP and the SERP. However, notwithstanding the preceding sentence, during the three months from June 1 through August 31, 2008, you will be eligible to accrue additional benefits under the Barnes Group Inc. Salaried Retirement Income Plan as amended (the “Qualified Pension Plan”), on the terms and subject to the conditions of the Qualified Pension Plan. Any additional benefits earned under the Qualified Pension Plan during that three month period will not be taken into account in calculating the SSORP benefits that will be payable to you in accordance with paragraph 11 below.

(c)	Nothing in this letter shall prevent the Company from amending or terminating any employee benefit plan or fringe benefit plan without your consent, or shall impose any liability on the Company for doing so. By signing this letter, you agree that the employee benefits to be provided to you during the three month period from June 1 through August 31, 2008 pursuant to paragraph 7(a) above will constitute the first three months of employee benefits to which you are entitled under Section 6.1 of the Separation Pay Plan, and that the Company’s performance of its obligations under paragraph 7(a) above will fully

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Mr. William C. Denninger

satisfy and discharge and exceed the Company’s obligation under Section 6.1 of the Separation Pay Plan to make employee benefits available to you during the first three months of the period during which you receive severance payments.

8.	Nine Additional Months of Certain Employee Benefits.

(a)	The last nine months during which you may continue to participate in employee benefit plans under Section 6.1 of the Separation Pay Plan run from September 1, 2008 through May 31, 2009. Subject to paragraph 2 above, during that nine month period you may continue to participate in the Company’s medical, dental, group life insurance, supplemental life, dependent life, accidental death and dismemberment insurance, flexible benefit reimbursement accounts and long-term disability plans, subject in all events to the terms and conditions of those plans. You are required to continue making any premium and/or other employee contributions required by these benefit plans in order to maintain coverage during such period. In accordance with Section 6.1 of the Separation Pay Plan, you will also receive the same benefits under the SEELIP, at the same times that you would have received them, if your employment and eligibility to participate in the SEELIP had continued until June 30, 2009. However, as provided in paragraph 2 above, you may continue to participate in the aforementioned employee benefit plans during that nine month period and will receive the aforementioned SEELIP benefits only if you sign the Second Release on or after September 1, 2008 and on or before September 22, 2008, you deliver the signed Second Release to me within 7 days after you sign it, you do not exercise your right to revoke the Second Release within 7 days after you sign it, and you signed the Covenant Agreement and delivered it to me on or before July 21, 2008.

(b)	By signing this letter, you acknowledge and agree that (i) the employee benefits to be provided to you during the nine month period from September 1, 2008 through May 31, 2009 (or 10 month period ending June 30, 2009, in the case of the SEELIP coverage) pursuant to paragraph 8(a) above will constitute the last nine months of employee benefits (and last 10 months of SEELIP coverage) to which you are entitled under Section 6.1 of the Separation Pay Plan, (ii) the Company’s performance of its obligations under paragraph 7(a) and paragraph 8(a) above will fully satisfy and discharge the Company’s obligation to make employee benefits available to you under Section 6.1 of the Separation Pay Plan, and (iii) you are not entitled to any employee benefits under any other severance plan or arrangement of the Company, its subsidiaries or affiliates.

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(c)	On September 1, 2008 you will cease to be eligible to contribute to the Retirement Savings Plan or to accrue any additional benefits under the Qualified Pension Plan. On that date, you will also cease to be eligible to participate in any of the Company’s other employee benefit plans or fringe benefit plans, including the Employee Stock Purchase Plan and any profit-sharing plan, unless stated otherwise in paragraph 8(a) above. You are vested in the Qualified Pension Plan and will be eligible to receive benefits in accordance with the provisions of the Qualified Pension Plan. With respect to the Retirement Savings Plan, you can access the Fidelity Website at www.401k.com or the Retirement Benefits Line at 1-800-835-5095 for the necessary information to receive a distribution or rollover of your Savings Plan account to an IRA or another qualified plan.

(d)	After May 31, 2009, COBRA medical and/or dental coverage may be continued upon payment by you of the full premium for up to eighteen (18) months or the date on which you become covered for medical and/or dental benefits under another group health plan, whichever occurs first.

(e)	You have the option of continuing the SEELIP policy beyond June 30, 2009 at your own expense. Please note that you must notify Bret Maffett at the C. M. Smith Agency at (860) 633-3611 to cancel the policy. If you have any additional questions regarding this benefit, please contact Martin Van Walsum, Director, Global Compensation and Executive Benefits at (860) 973-2165.

(f)	Within the meaning of Treasury Regulation section 1.409A-3(i)(1)(iv)(A)(3), the amount of expenses eligible for reimbursement or in-kind SEELIP or other benefits provided pursuant to paragraph 7(a) and paragraph 8(a) above during your taxable year may not affect the expenses eligible for reimbursement or the in-kind SEELIP or other benefits to be provided in any other taxable year. In order to satisfy the requirements of Treasury Regulation section 1.409A-3(i)(1)(v), each tax gross-up payment to be made pursuant to paragraph 7(a) or paragraph 8(a) above (i.e., in connection with the SEELIP or financial planning policy) will be made in your taxable year in which you remit the related taxes.

9.	Consulting Compensation.

(a)	Subject to paragraph 2 above and the provisions below of this paragraph 9(a) and paragraph 9(c), in addition to the payments to be made and benefits to be provided pursuant to paragraphs 4, 7(a) and

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7(b) above during the three month period from June 1 to August 31, 2008, and in further consideration of your executing (and not revoking) the First Release and the Covenant Agreement within the time period provided in paragraph 2 above, the Company will pay you additional compensation of $35,000 for each of the three months of June, July and August, 2008 (i.e., $105,000 in the aggregate). The $35,000 payment for each of such three months shall be paid in advance on the regular pay date in such month (which regular pay dates are set forth in paragraph 4 above); provided that any such payment that would otherwise be paid on or before the Last Revocation Day as defined in the First Release shall be paid on the first regular pay date that follows such Last Revocation Day.

(b)	Subject to paragraph 2 above and the provisions below of this paragraph 9(b) and paragraph 9(c), in addition to the payments to be made and benefits to be provided pursuant to paragraphs 6 and 8(a) above during the nine month period from September 1, 2008 to May 31, 2009, and in further consideration of your executing (and not revoking) the Second Release and the Covenant Agreement within the applicable time periods provided in paragraph 2 above, the Company will pay you additional compensation of $35,000 for each of the nine months from September, 2008 to May, 2009, inclusive (i.e., $315,000 in the aggregate). The $35,000 payment for each of such nine months shall be paid in advance on the regular pay date in such month (which regular pay dates are set forth in paragraph 6 above); provided that the payment that would otherwise be paid on September 1, 2008 shall be paid on October 1, 2008. For the avoidance of doubt, as provided in paragraph 2 above the Company will make payments pursuant to this paragraph 9(b) only if you sign the Second Release on or after September 1, 2008 and on or before September 22, 2008, you deliver the signed Second Release to me within 7 days after you sign it, you do not exercise your right to revoke the Second Release within 7 days after you sign it, and you signed the Covenant Agreement and delivered it to me on or before July 21, 2008.

(c)

Payments pursuant to paragraph 9(a) and paragraph 9(b) above are also contingent on your making yourself available from time to time during the period from June 1, 2008 through May 31, 2009 to perform such reasonable consulting services and special projects (if any) as the Company may specifically request of you (“Consulting Services”). Any such requests shall make reasonable allowances for your other business commitments (including employment obligations) at the time, it being understood, however, that other business commitments (including employment) shall not excuse you from having to perform Consulting Services for the payments pursuant to paragraphs 9(a) and

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9(b) above. In no event are you to perform Consulting Services, or services pursuant to paragraph 3 above, or any combination of Consulting Services and services pursuant to paragraph 3 above, that exceed 20 percent of the average level of services you performed over the 36-month period preceding June 1, 2008 (within the meaning of Treasury Regulation section 1.409A-1(h)(1)(ii)). If you fail to perform Consulting Services requested of you even after a reasonable allowance for your other business commitments at the time, or if you become unable to perform Consulting Services by reason of death or disability, then any provision of this letter (including without limitation paragraphs 9(a) and 9(b) above) to the contrary notwithstanding, the Company’s obligation to make any further payments pursuant to paragraph 9(a) and paragraph 9(b) above shall terminate forthwith. Notwithstanding the foregoing, in the event of an alleged failure to perform Consulting Services, the Company’s obligation to make the payments pursuant to paragraph 9(a) and paragraph 9(b) above shall not cease unless and until it provides you with written notice of the alleged failure to perform and ten business days within which to cure the alleged failure, and in the event that you allegedly become unable to perform Consulting Services by reason of disability, the Company’s obligation to make the payments pursuant to paragraph 9(a) and paragraph 9(b) shall not cease unless and until it provides you with written notice that you are allegedly unable to perform Consulting Services and ten business days within which to demonstrate to the reasonable satisfaction of the Company that you have not become unable to perform.

(d)	For the avoidance of doubt, no provision of paragraphs 9(a), 9(b) or 9(c) above shall render you an employee of the Company at any time or for any purpose, or shall entitle you to participate in or to receive contributions under any employee benefit plan or employee compensation plan, nor shall any compensation payable pursuant to paragraph 9(a) or 9(b) above be taken into account in determining your eligibility for or the amount of (i) any severance pay pursuant to the Separation Pay Plan, or (ii) any employee benefits or fringe benefits, whether pursuant to Section 7 or Section 8 above or otherwise. Any Consulting Services to be provided by you shall be performed in the capacity of an independent contractor. As such, unless the Consulting Services by their nature require otherwise, you will be responsible for determining when, where and how to perform the Consulting Services. You agree to comply with all federal, state and local laws and regulations that apply to the Consulting Services and the compensation payable pursuant to paragraphs 9(a) and 9(b) above, including without limitation Workers Compensation and tax laws and regulations. You agree to hold the Company harmless against any taxes, interest and penalties that may be assessed against the Company as a result of any failure by you to pay income or sales taxes due on the compensation payments payable pursuant to paragraph 9(a) or 9(b) above.

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(e)	By signing this letter, you acknowledge and agree that under Section 1.B. of the Covenant Agreement you will have the same obligations with respect to Confidential Information (as such term is defined therein) that you acquire in connection with the Consulting Services that you will have with respect to Confidential Information that you acquire during your employment by the Company.

10.

Section 409A. For purposes of Section 409A, including without limitation Treasury Regulation sections 1.409A-2(b)(2), 1.409A-2(b)(2)(iii) and 1.409A-1(b)(4), your right to the series of installment payments of salary during the three months commencing June 1, 2008 and severance pay during the nine months commencing September 1, 2008, and your right to the series of taxable benefits provided under this letter during the period commencing on June 1, 2008 and ending on May 31, 2009 or, in the case of the SEELIP payments, ending on June 30, 2009, and your right to the monthly payments pursuant to paragraphs 9(a) and 9(b) above, are each to be treated as a right to a series of separate payments, so that those installments that are paid within the “applicable 2 1/2 month period” as defined in Treasury Regulation 1.409A-1(b)(4)(i)(A) may be treated as short-term deferrals within the meaning of Treasury Regulation section 1.409A-1(b)(4).

Notwithstanding any provision of this letter to the contrary, no “distributions” (within the meaning of Treasury Regulation section 1.409A-1(c)(3)(v)) pursuant to this letter (including without limitation any installment of salary or severance pay or taxable benefits) or pursuant to any other deferred compensation plan that is subject to Section 409A in which you participate, may be made before the date that is six months after the date of your Separation from Service as defined in Treasury Regulation section 1.409A-1(h) (“Separation from Service”) (or, if earlier than the end of the six month period, the date of your death); provided, however, that the preceding provisions of this sentence shall not apply to any amount or benefit to be paid or provided pursuant to this letter or otherwise if and to the extent that such amount or benefit (a) is paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation section 1.409A-1(b)(9)(iii) (relating to separation pay due to involuntary separation from service) or another Treasury Regulation, or (b) is paid under a welfare benefit plan that is not a nonqualified deferred compensation plan pursuant to Treasury Regulation section 1.409A-1(a)(5) or another Treasury Regulation, or (c) is otherwise not subject to the requirement set forth in section 409A(a)(2)(B)(i) of the Internal Revenue Code (relating to specified employees), whether because such amount or benefit is “grandfathered” from Section 409A, or is treated as a “short-term deferral”, or is not subject to that requirement for any other reason. The parties hereby characterize your Separation from Service as involuntary within the meaning of Treasury Regulation section 1.409A-1(n).

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11.	Supplemental Senior Officer Retirement Plan. Subject to paragraph 2 above, you will be paid an Early Retirement Benefit under the SSORP. Subject to paragraph 7(b) above, the amount of the Early Retirement Benefit will be determined in accordance with the terms of the SSORP. However, any provision of the SSORP or this letter to the contrary notwithstanding, you will not accrue additional benefits under the SSORP after May 31, 2008. In order to comply with Section 409A, any payment of your Early Retirement Benefit that would otherwise be paid on or before December 1, 2008 shall not be paid until December 2, 2008 or, if earlier, the date of your death. For the avoidance of doubt, as provided in the SSORP the Early Retirement Benefit will be paid in the form of a 50% joint and contingent annuity. Any provision of this letter (including the preceding provisions of this paragraph 11) to the contrary notwithstanding, as provided in paragraph 2 above, the Early Retirement Benefits under the SSORP will be paid only if you sign the First Release on or after June 1, 2008 and on or before July 21, 2008, you deliver the signed First Release to me within 7 days after you sign it, you do not exercise your right to revoke the First Release within 7 days after you sign it, and you sign the Covenant Agreement and deliver it to me on or before July 21, 2008. Furthermore, as further provided in paragraph 2 above, you hereby agree that if you do not sign and deliver the Second Release within the periods indicated in clauses (i) and (ii) of paragraph 2 above, or if you exercise your right to revoke the Second Release within 7 days after you sign it, then effective as of September 1, 2008 you will (and hereby do) relinquish any rights you or your contingent annuitant or other beneficiary may then have to any present and future payments under the SSORP.

12.	Annual Incentive.

You recognize and agree that, because your employment will be terminating during the 2008 Award Year under the Performance-Linked Bonus Plan for Selected Executive Officers (the “PLBP”), you will not be eligible to receive an award under the PLBP for that Award Year, nor will you be eligible to participate in the PLBP or any other incentive or bonus plan or arrangement for any later year.

13.	Stock Options.

(a)

Subject to paragraph 2 above, your last day of employment will be August 31, 2008 for purposes of determining your rights with respect to any stock options heretofore granted to you that are now outstanding (“Outstanding Options”). Accordingly, pursuant to the terms of the Outstanding Options, Outstanding Options that do not become exercisable on or before August 31, 2008 will be forfeited at the time your employment terminates. The number of Outstanding Options that will be forfeited consist of 22,500 that were granted on February 13, 2008; 16,666 that were granted on February 14, 2007;

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Mr. William C. Denninger

and 7,998 that were granted on February 15, 2006. Outstanding Options that become exercisable on or after June 1, 2008 and on or before August 31, 2008 will be exercisable until August 31, 2009 but not thereafter. The number of Outstanding Options that will become exercisable on or after June 1, 2008 and on or before August 31, 2008 consist of 8,334 that were granted on February 14, 2007 at an option price of $22.335; 8,000 that were granted on February 15, 2006 at an option price of $19.6275; 7,998 that were granted on February 16, 2005 at an option price of $12.615; and 8,666 that were granted on February 11, 2004 at an option price of $14.77. (The foregoing numbers of Outstanding Options and option prices have been adjusted for stock splits since the respective dates of grant). However, in the event of your death before August 31, 2008, all of the Outstanding Options will become exercisable in full and will expire one year after the date of death. The preceding provisions of this paragraph 13(a) are subject to the terms and conditions of the award agreements that document the Outstanding Options, which are unaffected hereby and which will govern in the event of any conflict or inconsistency with this letter.

(b)	For the avoidance of doubt, you will not be granted any stock options after May 31, 2008.

14.	Performance Share Awards.

(a)	You recognize and agree that, because your employment will be terminating before December 31, 2008, you will not be eligible to earn any performance share awards heretofore granted to you that relate to the 2008 Performance Year or any later Performance Year (“Performance Share Awards”), and that all such awards will terminate upon termination of your employment. The preceding provisions of this paragraph 14 are subject to the terms and conditions of the award agreements that document the Performance Share Awards, which are unaffected hereby and which will govern in the event of any conflict or inconsistency with this letter.

(b)	For the avoidance of doubt, you will not be granted any performance share awards after May 31, 2008.

15.	Performance-Accelerated Restricted Stock Unit Awards.

(a)	Subject to paragraph 2 above, your last day of employment will be August 31, 2008 for purposes of determining your rights under your Performance-Accelerated Restricted Stock Unit Award Agreement dated April 14, 2004 (the “2004 PARSU Agreement”). Accordingly, pursuant to Section 4(b)(ii) of the 2004 PARSU Agreement, the 12,000 Restricted Stock Units granted to you on April 14, 2004 that have not heretofore become non-forfeitable will become non-forfeitable on June 20, 2008.

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(b)

Pursuant to Section 6(b) of your Performance-Accelerated Restricted Stock Unit Award Agreement dated February 12, 2003 (the “2003 PARSU Agreement”; collectively, with the 2004 PARSU Agreement, the “PARSU Agreements”), 12,881 “Transfer-Restricted Shares” were issued to you on May 9, 2007. Pursuant to Section 6(b) of the 2004 PARSU Agreement, 7,026 “Transfer-Restricted Shares” were issued to you on June 20, 2007, and a number of the shares that will be issued to you on June 20, 2008 in payment of the 12,000 Restricted Stock Units that will become non-forfeitable on that date in accordance with paragraph 15(a) above will be issued as “Transfer-Restricted Shares”. Subject to paragraph 2 above, all of the aforementioned Transfer-Restricted Shares will become transferable by you and free of the restrictions set forth in Section 3(b) of the PARSU Agreements as of the 8th day after you sign the Second Release. The provisions of this paragraph 15(b) and paragraph 15(a) above are subject to the terms and conditions of the PARSU Agreements, which are unaffected by such provisions and which will govern in the event of any conflict or inconsistency with this letter.

(c)	For the avoidance of doubt, you will not be granted any Performance-Accelerated Restricted Stock Unit Awards after May 31, 2008.

16.	Other Restricted Stock Unit Awards.

(a)	Subject to paragraph 2 above, your last day of employment will be August 31, 2008 for purposes of determining your rights with respect to any Restricted Stock Units heretofore granted to you other than those documented by the PARSU Agreements (“Other RSUs”). Accordingly, pursuant to the terms of the Other RSUs, Other RSUs that are not scheduled to become non-forfeitable on or before August 31, 2008 will be forfeited at the time your employment terminates. The number of Other RSUs that will be forfeited consist of 5,000 that were granted on February 13, 2008; 6,000 that were granted on February 14, 2007; 7,198 that were granted on February 15, 2006; and 4,500 that were granted on February 16, 2005. Other RSUs that by their terms are scheduled to become non-forfeitable during the period from June 1, 2008 to August 31, 2008 will become non-forfeitable as scheduled. The number of Other RSUs that are scheduled to become non-forfeitable during that period consist of 3,602 that were granted on February 15, 2006 and 4,500 that were granted on February 16, 2005. (The foregoing numbers of Other RSUs have been adjusted for stock splits since the respective dates of grant). The preceding provisions of this paragraph 16(a) are subject to the terms and conditions of the award agreements that document the Other RSUs, which are unaffected hereby and which will govern in the event of any conflict or inconsistency with this letter.

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(b)	For the avoidance of doubt, you will not be granted any Restricted Stock Unit Awards after May 31, 2008.

17.	Final Expenses. Your expense account, and Company credit card and telephone card privileges, will cease as of August 31, 2008. On or before that date, you are to return any such cards or other similar Company property in your possession and submit your final expense account, including an accounting for any advances.

18.	Vacation. Within 30 days after the termination of your employment (determined in accordance with paragraph 1 above), you will be paid at your present rate for your ten (10) unused vacation days. You will not accrue any further vacation benefits after May 31, 2008.

19.	Indemnification. The Company’s directors’& officers’ liability insurance policy (the “D&O Policy”) covers only the acts and omissions of officers and directors of the Company, its subsidiaries and affiliates. After June 1, 2008 it will thus only cover your acts and omissions that pre-date June 2, 2008 and your acts and omissions during the three month period from June 1 to August 31, 2008 in your capacity as an officer or director of any subsidiary or affiliate of the Company. Nothing in this letter (including the preceding sentence) is intended to enlarge, diminish or otherwise affect any rights you may have to indemnification or advancement of expenses under the Company’s bylaws or certificate of incorporation, the laws of the State of Delaware, the D&O Policy, or the indemnification agreement between you and the Company dated March 31, 2000 (the “Indemnification Agreement”).

20.

Return of Company Property. By signing this letter, you agree that you will make arrangements with me, not later than August 21, 2008, to return by August 31, 2008 the Company-leased automobile and any property of the Company which is in your custody, including the laptop computer but excluding the cell phone, and to provide the Company by August 31, 2008 with any passwords and codes within your knowledge or control that are necessary to provide the Company with full access to the laptop and the data, documents, software and programming stored therein. You also agree that, if your employment terminates effective as of May 31, 2008 pursuant to paragraph 2 above, you will make arrangements with me as soon as possible after that date to promptly return the automobile and any other Company property in your custody, including the laptop computer and the cell phone, and to promptly provide the Company with any passwords and codes within your knowledge or control that are necessary to provide the Company with full access to the laptop and the data, documents, software and programming stored therein.

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If and when all of the conditions set forth in clauses (a), (b), (c), (d), (i), (ii) and (iii) of paragraph 2 above (relating to the First and Second Releases and the Covenant Agreement) are satisfied, (a) the laptop computer that is now in your custody will be returned to you cleansed of any software that is licensed to the Company and of any data, documents and programming that are the property of the Company, (b) you will be entitled to keep the laptop computer (i.e., you will be the owner of the laptop) as so cleansed, and (c) you will be entitled to keep the cell phone (i.e., you will be the owner of the cell phone). For the avoidance of doubt, nothing herein is intended to give you permission to access, whether through the laptop or otherwise, any computer system of the Company or utilize any software licensed to the Company after the date on which your employment terminates pursuant to paragraph 2 above, nor is anything herein intended to give you permission to access, whether through the laptop or otherwise, any data, documents or programming of the Company after the date on which your employment so terminates. Furthermore, for the avoidance of doubt, the Company is not agreeing to provide or pay for cellular service to the cell phone after August 31, 2008. If you become entitled to keep the cell phone pursuant to the preceding provisions of this paragraph, the Company will make arrangements to terminate cellular service to the cell phone on August 31, 2008, and, you will be solely responsible for arranging and paying for cellular service to the cell phone after August 31, 2008. If your last day of employment is August 31, 2008 pursuant to paragraph 2 but you fail to satisfy all of the conditions set forth in clauses (i), (ii) and (iii) of paragraph 2 above (relating to the Second Release), then you agree to return the cell phone to the Company no later than October 1, 2008.

You further agree that on August 28, 2008, or upon earlier request by the Company, you will promptly return to the Company any and all information relating to the Company in your possession or control. You also agree that you will not, directly or indirectly, copy, take, or remove from the Company’s premises, use or disclose to third parties any such information. You also agree to leave intact all electronic Company documents, including those that you developed or helped to develop during your employment, and that you will deliver to the Company on August 28, 2008 or upon earlier request the computer media on which such documents are stored and all passwords and keys necessary to access such documents.

21.	Cooperation in Litigation; Further Assurances.

(a)

By signing this letter, you agree to cooperate fully with the Company, if requested by the Company or its counsel to do so, in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company. Your full cooperation in connection with such claims or actions shall include, but not be limited to, your being available to meet with Company counsel to prepare for trial or discovery or any

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administrative hearing or mediation or other alternative dispute resolution mechanism, and to act as a witness when requested by the Company at reasonable times designated by the Company. The Company and you agree to work in good faith to resolve any scheduling or other issues that arise in connection with such cooperation. The Company will reimburse you for travel, food, and lodging expenses in connection with the aforementioned cooperation, in accordance with the Company’s travel expense policy.

(b)	You further agree to execute and deliver such instruments, documents, certificates, and affidavits and supply such other information and take such further action as the Company may reasonably require in order to effectuate or further document your resignation as an officer and director of the Company and your resignation from all other offices, titles and positions with the Company, its subsidiaries and affiliates and their employee benefit plans, and the termination of your employment with the Company, on the applicable dates provided in paragraphs 1, 2 and 3 above.

22.	Intention as to Tax Consequences; No Warranties. Any payments and benefits that may be paid or provided pursuant to this letter are intended to qualify for an exclusion from Section 409A or to comply with Section 409A, so that none of such payments and benefits will be includible in your federal gross income pursuant to section 409A(a)(1)(A) of the Internal Revenue Code as amended from time to time (the “Code”). The provisions of this letter shall be administered, interpreted and construed to carry out such intention, and any provision of this letter that cannot be so administered, interpreted and construed shall to that extent be disregarded. However, the Company does not represent, warrant or guarantee that the payments and benefits that may be paid or provided pursuant to this letter will not be includible in your federal gross income pursuant to section 409A(a)(1)(A) of the Code, nor does the Company make any other representation, warranty or guaranty to you as to the tax consequences of this letter or any provision of this letter.

23.	Consent to Certain Amendments.

(a)

By signing this letter, you hereby irrevocably (i) authorize the Compensation and Management Development Committee (the “Compensation Committee”) and the Board and their respective delegates, and any of them, on or before December 31, 2008 or such later date(s), if any, to which the December 31, 2008 documentary compliance deadline referred to in paragraph .01 of section 3 of IRS Notice 2006-79 as modified by section 3.01(B)(1) of IRS Notice

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2007-86 is hereafter extended (the “409A Documentary Compliance Date”), to amend this letter and any “Prior Non-Grandfathered Compensation Arrangement” as defined in paragraph 23(b) below, in any respect that the Compensation Committee, the Board or their respective delegates determine to be necessary, advisable or expedient to plan for, respond to, comply with or reflect Section 409A, and (ii) consent in advance to any and all such amendments of this letter and any Prior Non-Grandfathered Compensation Arrangement that the Compensation Committee, the Board or their respective delegates may adopt on or before the 409A Documentary Compliance Date, and (iii) agree that your consent to any such amendments of this letter or any Prior Non-Grandfathered Compensation Arrangement shall be as effective as if such amendments were fully set forth herein, and (iv) waive any right you may have to consent to the amendment in question if for any reason your consent to any of the aforementioned amendments is not legally effective, and (v) recognize and agree that the Company does not represent, warrant or guarantee that any amendment of this letter or any Prior Non-Grandfathered Compensation Arrangement that is adopted pursuant to this paragraph 23(a) will have its intended tax effect or will enable compensation to be exempt from or comply with Section 409A, and that the Company does not make any other representation, warranty or guaranty to you as to the tax consequences of any such amendment.

(b)	For purposes of paragraph 23(a) above, a “Prior Non-Grandfathered Compensation Arrangement” means any compensation arrangement between the Company and you that was entered into effective on or before May 30, 2008 (whether or not paid in full before that date) except to the extent that the compensation payable (or paid) under such arrangement is “grandfathered” from Section 409A (i.e., is compensation to which Section 409A does not apply, according to Treasury Regulation section 1.409A-6 or any other applicable Treasury Department guidance).

24.	Withholding. Any provision of this letter (including without limitation paragraph 9(d) above) to the contrary notwithstanding, all payments and benefits pursuant to this letter are subject to the withholding of such amounts as the Company may determine it is required to withhold by law, and are subject to such other deductions as may be authorized by you.

25.

No Admission of Liability. This letter is not an admission by the Company of any liability or wrongdoing, or an admission by the Company that any of its actions or inactions are unjustified, unwarranted, discriminatory, wrongful, or in violation of any federal, state, or local law, and this letter shall not be interpreted as such. The Company disclaims any liability to you or any other person on the part of itself and/or its current or former

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directors, officers, employees, representatives, and agents. By signing this letter, you agree and acknowledge that this letter shall not be interpreted to render you to be a prevailing party for any purpose including, but not limited to, an award of attorneys’ fees under any statute or otherwise. This letter is not an admission by you of any liability or wrongdoing, or an admission by you that any of your actions or inactions are unjustified, unwarranted, discriminatory, wrongful, or in violation of any federal, state, or local law, and this letter shall not be interpreted as such. You disclaim any liability to the Company or any other person on the part of yourself, your representatives, and your agents. By signing this letter, the Company agrees and acknowledges that this letter shall not be interpreted to render the Company to be a prevailing party for any purpose including, but not limited to, an award of attorneys’ fees under any statute or otherwise.

26.	Consequences of Breach. If you breach any of your obligations under this letter, the provisions of Section 1.A. and Section 2 of the Covenant Agreement will apply.

27.	Advice of Counsel. By signing this letter, you acknowledge and agree that the Company has advised you in writing to consult an attorney before signing this letter, the Covenant Agreement or the Release. You further acknowledge and agree that you are responsible for payment of all of your own legal fees and expenses incurred in connection with the review of this letter, the Covenant Agreement and the Release and the resolution of any and all claims you may have against the Company.

28.	Interpretation and Disputes. This letter shall be interpreted and construed by the Benefits Committee appointed by the Company’s Board of Directors (the “Committee”), and any such interpretation or construction shall be binding and conclusive on the Company and you.

Any claim, demand or controversy arising from such interpretation or construction by the Committee shall be submitted first to a mediator in accordance with the rules of the American Arbitration Association (“AAA”) by submitting a mediation request to the Chairman of the Committee within 30 days of the date of the Committee’s interpretation or construction. The mediation process shall conclude upon the earlier of: (i) the resolution of the dispute; (ii) a determination by either the mediator or one or more of the parties that all settlement possibilities have been exhausted and there is no possibility of resolution; or (iii) 30 days have passed since the filing of a request to mediate with the AAA. A party who has previously submitted a dispute to mediation, and which dispute has not been resolved, may submit such dispute to binding arbitration pursuant to the rules of the AAA. Any arbitration proceeding for such dispute must be initiated within 14 days from the date that the mediation process has concluded. The prevailing party shall recover its costs and reasonable attorney’s fees incurred in such arbitration proceeding. You and the Company specifically understand and agree that the

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failure of a party to timely initiate a proceeding hereunder shall bar the party from any relief or other proceeding and any such dispute shall be deemed to have been finally and completely resolved. All mediation and arbitration proceedings shall be conducted in Bristol, Connecticut or such other location as the Company may determine and you agree that no objection shall be made to such jurisdiction or venue, as a forum non conveniens or otherwise. The arbitrator’s authority shall be limited to resolution of the legal disputes between the parties and the arbitrator shall not have authority to modify or amend this letter or the Committee’s interpretation or construction thereof, or abridge or enlarge rights available under applicable law. Any court with jurisdiction over the parties may enforce any award made hereunder.

29.	General.

(a)	This letter shall be binding upon the successors, assigns, estate, legal representatives, heirs and distributees, as the case may be, of the Company and you. Notwithstanding the preceding sentence, you may not assign any of your rights or obligations under this letter. Your rights to payments and benefits under this letter are not subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by your creditors or any of your beneficiaries, and any attempt to effectuate any of the foregoing with respect to any of your aforementioned rights shall be null and void and of no force or effect to the fullest extent permitted by law.

(b)	Any waiver by a party hereto of the other party’s performance of, or compliance with, the obligations under this letter shall not operate, or be construed, as a waiver of any subsequent failure by such other party to perform or comply.

(c)	Any term or provision of this letter that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(d)	This letter shall be governed by and construed in accordance with the laws of the State of Connecticut, without regard to its conflict of laws provisions.

(e)

If this letter is signed by you and delivered to me on or before July 21, 2008, it will not be revocable by unilateral action of either you or the Company, and it may only be amended in a writing signed by you and an officer of the Company authorized to do so. This letter contains the entire agreement of the parties relating to the subject matter of this letter and supersedes and replaces all prior agreements and understandings with respect to such subject matter, and the parties

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have made no agreements, representations or warranties relating to the subject matter of this letter which are not set forth herein. This letter supersedes and replaces the letter from me to you dated as of May 30, 2008 that I sent you on June 27, 2008, which shall be null and void and of no force or effect ab initio. For the avoidance of doubt, this letter does not supersede or replace any Release, the Covenant Agreement, the Separation Pay Plan, the SERP, the SSORP, the SEELIP, the PLBP, any stock option agreement, any Performance Share Award agreement, the PARSU Agreements, any Other RSU agreement, the D&O Policy, the Indemnification Agreement, any agreement related to non-competition, non-solicitation and preservation of Company confidential and proprietary information that was entered into between you and the Company before May 30, 2008, or the Barnes Group Inc. Code of Business Ethics and Conduct.

[This space left blank intentionally]

If you understand and agree to all of the provisions of this letter, please sign it where indicated below and return it to me on or before July 21, 2008, whereupon it will become an agreement binding upon the Company and you effective as of May 30, 2008.

Very truly yours,

/s/ John R. Arrington
John R. Arrington
Senior Vice President, Human Resources

I understand and agree to all of the foregoing:

/s/ W.C. Denninger
William C. Denninger

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